Exhibit 5.1

                    [Letterhead of Schulte Roth & Zabel LLP]

                                                     November 3, 2000

The CIT Group Securitization Corporation II
650 CIT Drive
Livingston, New Jersey 07039

The CIT Group, Inc.
1211 Avenue of the Americas
New York, New York  10036

Dear Sirs:

            We have acted as special counsel to you (the "Corporation") in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Shelf Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), including a preliminary prospectus (the "Base Prospectus") relating to the public offering of up to $1,067,666,271 in principal amount of asset-backed certificates (the "Certificates") and asset-backed notes (the "Notes" and, collectively with the Certificates, the "Securities") and the limited guarantees (the "Guarantees") of certain of the Securities by The CIT Group, Inc. ("CIT"), each described in the Base Prospectus and prospectus supplement which form a part of the Shelf Registration Statement (the "Prospectus Supplement"). Each series of Certificates will be issued pursuant to a trust agreement (the "Trust Agreement) substantially in the form filed as
Exhibit 4.2 to Registration Statement No. 33-65057, pursuant to which The CIT Group Securitization Corporation II ("CIT II") will originate the CIT Trust (the "Trust"). Each series of Notes will be issued pursuant to an indenture (the "Indenture") substantially in the form filed as Exhibit 4.1 to Registration Statement No. 33-65057. Certain rights of the holders of the Securities will be governed by a
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The CIT Group Securitization Corporation II
The CIT Group, Inc.
November 3, 2000
Page 2


sale and servicing agreement (the "Sale and Servicing Agreement") substantially in the form filed as Exhibit 4.3 to Registration Statement No. 33-65057.

            In connection with this opinion, we have examined signed copies of the Shelf Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Corporations and such agreements, certificates of public officials, certificates of officers or representatives of the Corporations and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

            As to all matters of fact, we have relied upon and assumed the accuracy of statements and representations of officers and other representatives of the Corporations and others.

            In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

            We have also assumed, with respect to the Trust Agreement, the Indenture, the Guarantees and the Sale and Servicing Agreement (collectively, the "Basic Documents"), that: (a) each of the Basic Documents will be duly executed and delivered by each of the parties thereto prior to the issuance of any of the Securities thereunder; (b) at the time of such execution, each such party, other than the Corporations, will be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and will have all requisite power and authority to execute, deliver and perform its obligations under each of the Basic Documents; (c) the execution and delivery of the Basic Documents and performance of such obligations will have been duly authorized by all necessary actions on the part of each such party, other than the Corporations; (d) the Basic Documents will be the legal, valid and binding obligation of each such party, other than the Corporations, and will be enforceable against each such party, other than the Corporations, in accordance with its terms; and (e) during the period from the date hereof until the date of such execution and delivery, there will be no change in (i) any relevant conditions of the Basic Documents or (iii) any set of facts or circumstances relating to the Basic Documents.

            We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the laws of the State of New York and the Delaware General Corporation Law and the Federal laws of the United States of America. Paul N. Roth, a member of this firm, is a director of CIT.

            Based upon the foregoing, we are of the opinion that: (a) assuming the due execution of the Basic Documents, each in substantially the form presented to us, upon the issuance, authentication and delivery of the Notes in accordance with the terms of the Sale and Servicing Agreement and the Indenture against payment therefor as contemplated by the
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The CIT Group Securitization Corporation II
The CIT Group, Inc.
November 3, 2000
Page 3


Prospectus and the Prospectus Supplement, the Notes will constitute valid and binding obligations of the Trust, each enforceable in accordance with its terms; and (b) the Guarantees have been duly authorized and, when duly executed by CIT and issued and delivered in accordance with the terms of the Sale and Servicing Agreement as contemplated by the Prospectus and the Prospectus Supplement, will be valid and binding obligations of CIT, enforceable in accordance with their terms, subject as to enforcement of remedies with respect to (a) and (b) above to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to tome in effect and to general principles of equity, and will be entitled to the benefits of the Basic Documents.

            We hereby consent to the filing of this opinion as an exhibit to the Shelf Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/ Schulte Roth & Zabel LLP